S&P GLOBAL REPORTS
4th QUARTER AND FULL-YEAR 2020 RESULTS

Significant Demand for S&P Global Products in 2020 as the Company
Delivered Very Strong Financial Results

4th Quarter Revenue Increased 8% and Full-Year Revenue Increased 11%

Diluted EPS Decreased 15% to $1.88 in the 4th Quarter; Increased 12% to $9.66 for the Full Year

Adjusted Diluted EPS Increased 7% to $2.71 in the 4th Quarter; 23% to $11.69 for the Full Year

Showcased Technology Capabilities and Delivered on Recent Growth Investments with a Range of New Product Launches

Continued to Expand ESG and Climate Offerings Positioning the Company as a Premier Resource for Essential ESG and Climate Data, Ratings, Benchmarks and Insights

ETF AUM Associated with S&P Dow Jones Indices Reached $2 Trillion

New York, NY, February 9, 2021 – S&P Global (NYSE: SPGI) today reported fourth-quarter and full-year 2020 results. The Company reported fourth quarter 2020 revenue of $1.87 billion, an increase of 8% compared to the same period in 2019 with growth in all four businesses.

Fourth quarter net income decreased 16% to $454 million and diluted earnings per share decreased 15% to $1.88 as the Company took a number of lease impairment and restructuring charges aimed at improving future financial performance. Adjusted net income for the fourth quarter increased 5% to $654 million due to revenue growth, productivity improvements, and a lower effective tax rate partially offset by increased investment spending. Adjusted diluted earnings per share increased 7% to $2.71 benefiting from a 2% decrease in the average diluted shares outstanding. Pre-tax adjustments in the fourth quarter of 2020 totaled $247 million primarily due to office lease and equipment impairments, and restructuring charges all intended to improve future financial performance. Additional pre-tax adjustments included IHS Markit merger costs, deal-related amortization, and Kensho retention-related expenses.

For the full year, revenue increased 11% to $7.44 billion. 2020 net income increased 10% to $2.34 billion and diluted earnings per share increased 12% to $9.66. 2020 adjusted net income increased 20% to $2.83 billion and adjusted diluted earnings per share increased 23% to $11.69.

“The markets turned to our essential intelligence more than ever, during a very tumultuous 2020, as we experienced a significant increase in demand for our benchmarks, data, ratings, and research. Our indices helped inform investors as they navigated complex equity markets. Our ratings helped fixed income investors understand rapidly changing credit quality. Platts benchmarks informed commodity markets regarding drastic changes in oil and LNG prices. S&P Global Market Intelligence provided unique data to help customers quickly understand company-specific and market changes,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. He added, “These very strong financial results in 2020 are a testament to the caliber of our employees who persevered throughout the pandemic to meet, and exceed, the demands of our customers. During 2020 we also showcased our technology expertise with innovative new products like Marketplace, Kensho Scribe, Kensho Link, ProSpread™, RiskGauge, Platts high-speed Market-on-Close, and the S&P Kensho Moonshot Index. With a solid base business and the continued launch of new products I am very encouraged about the future of S&P Global, and the pending merger with IHS Markit will create an even better future.”

IHS Markit Merger Update: The Company's Form S-4 became effective January 22, 2021. Both companies have established a record date of January 19, 2021 for the respective shareholder votes which will take place on March 11, 2021. The Company is also seeking regulatory approval in several countries and that process is underway.

Profit Margin: For the full year, the Company’s operating profit margin improved by 40 basis points to 48.6% as revenue gains and productivity improvements were partially offset by the loss on extinguishment of debt, impairments, and restructurings. The adjusted operating profit margin improved by 310 basis points to 53.3% in 2020.

Return of Capital: The Company returned $1.8 billion to shareholders in 2020 with $1.2 billion in share repurchases and $645 million in dividends. Share repurchases drove a 2% reduction in diluted weighted average shares outstanding during 2020.

Dividend: On January 27, 2021, the Board of Directors of S&P Global approved a 15% increase in the regular quarterly cash dividend on the Company’s common stock. The quarterly dividend will increase from $0.67 to $0.77 per share. The next dividend is payable on March 10, 2021, to shareholders of record on February 24, 2021. The new annualized dividend rate is $3.08 per share and has increased at an average compound annual growth rate of 10.2% since 1974. The Company has paid a dividend each year since 1937 and is one of fewer than 25 companies in the S&P 500 that has increased its dividend annually for at least the last 48 years.

S&P Dow Jones Indices:

S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global’s income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Industry inflows into exchange-traded funds reached $726 billion in 2020 with approximately half going into equities and the remaining going into fixed income and commodity/other ETFs. During 2020, $83 billion of inflows went into ETFs associated with our indices. Year-end 2020 ETF AUM based on our indices increased 18% from year-end 2019 to $2.0 trillion as a result of both price appreciation and fund inflows. Market volatility was higher in 2020 than 2019 resulting in increased revenue associated with exchange-traded derivatives.

4th Quarter, 2020: Revenue increased 10% to $257 million in the fourth quarter of 2020. Revenue improved primarily due to increased asset-linked fees. Average AUM in exchange-traded funds based on S&P DJI’s indices was $1.9 trillion in the quarter, an increase of 16% versus the fourth quarter of 2019.

Operating profit increased 3% to $163 million. Operating profit margin decreased 400 basis points to 63.4% primarily due to restructuring expense and lease impairments. Operating profit attributable to the Company increased 2% to $118 million. Adjusted operating profit increased 11% to $176 million. Adjusted operating profit margin increased 50 basis points to 68.5%. Adjusted operating profit attributable to the Company increased 12% to $131 million.

2020: Revenue increased 8% to $989 million and operating profit increased 5% to $666 million. Operating profit margin decreased 150 basis points to 67.4%. Operating profit attributable to the Company increased 5% to $485 million. Adjusted operating profit increased 7% to $684 million. Adjusted operating profit margin decreased 40 basis points to 69.1%. Adjusted operating profit attributable to the Company increased 7% to $503 million.

Market Intelligence:

4th Quarter, 2020: Reported revenue increased 8% to $542 million in the fourth quarter with growth in Data Management Solutions, Desktop, and Credit Risk Services. Organic revenue grew 7%. Operating profit decreased 11% to $120 million and operating profit margin declined 470 basis points to 22.2%, primarily due to restructuring expense. Adjusted operating profit increased 2% to $166 million and adjusted operating profit margin decreased 160 basis points to 30.7%.

2020: Revenue increased 8% to $2.11 billion and organic revenue increased 7%. Operating profit increased 4% to $589 million and operating profit margin decreased 90 basis points to 28.0%. Adjusted operating profit grew 9% to $683 million and adjusted operating profit margin improved 30 basis points to 32.4%.

Ratings:

4th Quarter, 2020: Revenue increased 7% to $881 million. Organic revenue grew 5%. Non-transaction revenue increased 15% to $451 million during the quarter due to increased activity associated with surveillance, frequent issuer programs, Rating Evaluation Service, and new entity ratings as well as revenue from the acquisitions of Greenwich Associates by CRISIL and the ESG Ratings Business from RobecoSAM. Transaction revenue was relatively unchanged at $430 million in the fourth quarter as increases in bank loan ratings revenue were offset by a decrease in bond issuance compared to a very strong fourth quarter in 2019.

Operating profit decreased 3% to $465 million and operating profit margin decreased 550 basis points to 52.8% in the quarter primarily due to restructuring expense, technology related impairments, and increased incentive compensation. Adjusted operating profit increased 1% to $481 million and adjusted operating profit margin decreased 370 basis points to 54.6% in the quarter.

2020: Revenue increased 16% to $3.61 billion and organic revenue increased 15% primarily due to increased global corporate bond issuance offset partially by lower structured finance bond issuance and bank loan rating revenue. Operating profit increased 25% to $2.22 billion and operating profit margin improved 420 basis points to 61.6%. Adjusted operating profit increased 25% to $2.25 billion compared to 2019 and adjusted operating profit margin improved 460 basis points to 62.4%.

Platts:

4th Quarter, 2020: Reported revenue increased 5% to $223 million with growth in the core subscription business partially offset by decreased Global Trading Services activity. Operating profit decreased 9% to $100 million and operating profit margin decreased 680 basis points to 44.8% primarily due to restructuring expense. Adjusted operating profit increased 3% to $115 million and adjusted operating profit margin decreased 100 basis points to 51.7%.

2020: Revenue increased 4% to $878 million and organic revenue increased 4%. Operating profit was relatively unchanged at $458 million and operating profit margin decreased 200 basis points to 52.1%. Adjusted operating profit increased 8% to $480 million and adjusted operating profit margin improved 230 basis points to 54.7%.

Corporate Unallocated Expense:

4th Quarter, 2020: This expense increased by 209% to $192 million primarily due to lease impairments and restructuring expense. Adjusted Corporate Unallocated expense decreased by 21% to $35 million due to lower professional fees, a reduction in the Company's real estate footprint, and the timing of charitable contributions.

2020: This expense increased by 50% to $319 million primarily due to lease impairments and restructuring charges. Adjusted Corporate Unallocated expense decreased by 12% to $128 million primarily due to a reduction in the Company's real estate footprint, lower professional fees, and lower T&E expenses.

Provision for Income Taxes: The Company’s effective tax rates in 2020 and 2019 were relatively unchanged at 21.5% and 21.4%, respectively. The adjusted effective tax rates in 2020 and 2019 were also relatively unchanged at 21.5% and 21.7%, respectively.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of 2020 were $4.1 billion. For full-year 2020, cash provided by operating activities was $3.6 billion. Free cash flow was $3.3 billion, an increase of $779 million from 2019. Free cash flow, excluding tax audit settlements, tax on gains from divestitures, and the after-tax payments associated with legal settlements, was $3.3 billion, an increase of $714 million over 2019.

Outlook: The Company is not providing 2021 GAAP guidance because given the inherent uncertainty around the merger, management cannot reliably predict all of the necessary components of GAAP measures. The Company is providing adjusted guidance on a stand-alone basis that excludes anticipated merger expenses, the potential revenue and expense impact from consolidating IHS Markit following the merger, and amortization of intangibles related to acquisitions. 2021 reported revenue is expected to increase mid single-digits. Adjusted diluted EPS is expected to be in the range of $12.25 to $12.45. Free cash flow excluding certain items is expected to be in a range of $3.3 billion to $3.4 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5 and 7. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward looking non-GAAP financial measures are not available without unreasonable effort.
The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter and full-year 2020 earnings results on a conference call scheduled for today, February 9, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=1073752745. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 9, 2021. U.S. participants may call (866) 372-3810; international participants may call +1 (203) 369-0249 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd.

(“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political and regulatory conditions, and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes;
▪the satisfaction of the conditions precedent to consummation of the Merger, including the ability to secure regulatory approvals on the terms expected, the Company’s shareholder approval and the IHS Markit shareholder approval at all or in a timely manner;
▪the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement;
▪uncertainty relating to the impact of the Merger on the businesses of the Company and IHS Markit, including potential adverse reactions or changes to the market price of the Company’s common stock and IHS Markit shares resulting from the announcement or completion of the Merger and changes to existing business relationships during the pendency of the acquisition that could affect the Company’s and/or IHS Markit’s financial performance;
▪risks relating to the value of the Company’s stock to be issued in the Merger, significant transaction costs and/or unknown liabilities;
▪the ability of the Company to successfully integrate IHS Markit’s operations and retain and hire key personnel of both companies;
▪the ability of the Company to retain customers and to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the Merger and realize expected synergies;
▪business disruption following the Merger;
▪the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
▪the Company’s and IHS Markit’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility and health of the energy and commodities markets;
▪our ability to attract, incentivize and retain key employees;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
▪the Company's ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It
In connection with the proposed transaction, S&P Global and IHS Markit have filed and will file relevant materials with the SEC. On January 8, 2021, S&P Global filed with the SEC a registration statement on Form S-4, as amended (No. 333-251999) to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement, which was declared effective by the SEC on January 22, 2021, includes a definitive joint proxy statement/prospectus of S&P Global and IHS Markit. The definitive joint proxy statement/prospectus was mailed to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation
S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2020, its proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, its proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive joint proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.

About S&P Global
S&P Global (NYSE: SPGI) is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data and insights on critical business factors. We’ve been providing essential intelligence that unlocks opportunity, fosters growth and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. For more information, visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
David Guarino
Chief Communications Officer
(212) 438-1471 (office)
dave.guarino@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Periods ended December 31, 2020 and 2019
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change

Revenue	$1,867	$1,735	8%	$7,442	$6,699	11%
Expenses	1,211	917	32%	3,841	3,522	9%
Gain on dispositions	—	—	N/M	(16)	(49)	(67)%
Operating profit	656	818	(20)%	3,617	3,226	12%
Other (income) expense, net	(16)	(6)	N/M	(31)	98	N/M
Interest expense, net	32	36	(10)%	141	141	—%
Loss on extinguishment of debt	—	57	N/M	279	57	N/M
Income before taxes on income	640	731	(13)%	3,228	2,930	10%
Provision for taxes on income	135	146	(8)%	694	627	11%
Net income	505	585	(14)%	2,534	2,303	10%
Less: net income attributable to noncontrolling interests	(51)	(44)	(16)%	(195)	(180)	(9)%
Net income attributable to S&P Global Inc.	$454	$541	(16)%	$2,339	$2,123	10%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.89	$2.22	(15)%	$9.71	$8.65	12%
Diluted	$1.88	$2.20	(15)%	$9.66	$8.60	12%

Weighted-average number of common shares outstanding:
Basic	240.5	244.0		241.0	245.4
Diluted	241.7	245.6		242.1	246.9

Actual shares outstanding at year end				240.6	244.0

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
December 31, 2020 and 2019
(dollars in millions)

(unaudited)	2020	2019

Assets:
Cash, cash equivalents, and restricted cash	$4,122	$2,886
Other current assets	1,866	1,826
Total current assets	5,988	4,712
Property and equipment, net	284	320
Right of use assets	494	676
Goodwill and other intangible assets, net	5,087	4,999
Other non-current assets	684	641
Total assets	$12,537	$11,348

Liabilities and Equity:
Unearned revenue	$2,168	$1,928
Other current liabilities	1,419	1,165
Long-term debt	4,110	3,948
Lease liabilities — non-current	544	620
Pension, other postretirement benefits and other non-current liabilities	944	883
Total liabilities	9,185	8,544
Redeemable noncontrolling interest	2,781	2,268
Total equity	571	536
Total liabilities and equity	$12,537	$11,348

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(dollars in millions)

(unaudited)	2020	2019

Operating Activities:
Net income	$2,534	$2,303
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	83	82
Amortization of intangibles	123	122
Deferred income taxes	(31)	46
Stock-based compensation	90	78
Gain on dispositions	(16)	(49)
Pension settlement charges, net of taxes	2	85
Loss on extinguishment of debt	279	57
Lease impairment charges	120	11
Other	136	43
Net changes in other operating assets and liabilities	247	(2)
Cash provided by operating activities	3,567	2,776

Investing Activities:
Capital expenditures	(76)	(115)
Acquisitions, net of cash acquired	(201)	(91)
Proceeds from dispositions	18	85
Changes in short-term investments	19	(10)
Cash used for investing activities	(240)	(131)

Financing Activities:
Proceeds from issuance of senior notes, net	1,276	1,086
Payments on senior notes	(1,394)	(868)
Dividends paid to shareholders	(645)	(560)
Distributions to noncontrolling interest holders, net	(194)	(143)
Repurchase of treasury shares	(1,164)	(1,240)
Exercise of stock options and employee withholding tax on share-based payments	(45)	(26)
Cash used for financing activities	(2,166)	(1,751)
Effect of exchange rate changes on cash	75	34
Net change in cash, cash equivalents, and restricted cash	1,236	928
Cash, cash equivalents, and restricted cash at beginning of year	2,886	1,958
Cash, cash equivalents, and restricted cash at end of year	$4,122	$2,886

Exhibit 4
S&P Global
Operating Results by Segment
Periods ended December 31, 2020 and 2019
(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue

	2020	2019	% Change	2020	2019	% Change

Ratings	$881	$820	7%	$3,606	$3,106	16%
Market Intelligence	542	502	8%	2,106	1,959	8%
Platts	223	213	5%	878	844	4%
Indices	257	233	10%	989	918	8%
Intersegment Elimination	(36)	(33)	(7)%	(137)	(128)	(7)%
Total revenue	$1,867	$1,735	8%	$7,442	$6,699	11%

	Expenses			Expenses

	2020	2019	% Change	2020	2019	% Change

Ratings (a)	$416	$342	22%	$1,383	$1,323	5%
Market Intelligence (b)	422	367	15%	1,517	1,393	9%
Platts (c)	123	103	19%	420	387	8%
Indices (d)	94	76	23%	323	286	13%
Corporate Unallocated expense (e)	192	62	N/M	319	212	50%
Intersegment Elimination	(36)	(33)	(7)%	(137)	(128)	(7)%
Total expenses	$1,211	$917	32%	$3,825	$3,473	10%

	Operating Profit			Operating Profit

	2020	2019	% Change	2020	2019	% Change

Ratings (a)	$465	$478	(3)%	$2,223	$1,783	25%
Market Intelligence (b)	120	135	(11)%	589	566	4%
Platts (c)	100	110	(9)%	458	457	—%
Indices (d)	163	157	3%	666	632	5%
Total reportable segments	848	880	(4)%	3,936	3,438	14%
Corporate Unallocated expense (e)	(192)	(62)	N/M	(319)	(212)	(50)%
Total operating profit	$656	$818	(20)%	$3,617	$3,226	12%

N/M - not meaningful
(a)     The three and twelve months ended December 31, 2020 include a technology-related impairment charge of $5 million and $11 million, respectively. The three and twelve months ended December 31, 2020 also includes lease-related costs of $5 million and employee severance charges of $4 million. The twelve months ended December 31, 2019 includes employee severance charges of $11 million. Additionally, amortization of intangibles from acquisitions of $2 million and $7 million is included for the three and twelve months ended December 31, 2020, respectively, and $2 million for the twelve months ended December 31, 2019.
(b)     The three and twelve months ended December 31, 2020 include employee severance charges of $26 million and $27 million, respectively, and lease-related costs of $3 million. The twelve months ended December 31, 2020 includes a gain on dispositions of $12 million. The three and twelve months ended December 31, 2019 includes employee severance charges of $4 million and $6 million, respectively, and acquisition-related costs of $4 million. As of July 1, 2019, we completed the sale of SPIAS and the results are included in Market Intelligence results through that date. The twelve months ended December 31, 2019 also includes a gain on the sale of SPIAS of $22 million. Additionally, amortization of intangibles from acquisitions of $17 million and $19 million are included for the three months ended December 31, 2020 and 2019, respectively, and $76 million and $75 million for the twelve months ended December 31, 2020 and 2019, respectively.
(c)     The three and twelve months ended December 31, 2020 includes employee severance charges of $11 million and lease-related costs of $2 million. As of July 31, 2019, we completed the sale of RigData and the results are included in Platts results through that date. The twelve months ended December 31, 2019 includes a gain on the sale of RigData of $27 million and employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $2 million are included for the three months ended December 31, 2020 and 2019, and $9 million and $12 million for the twelve months ended December 31, 2020 and 2019, respectively.

Exhibit 4
(d)     The three and twelve months ended December 31, 2020 includes employee severance charges of $5 million, a lease impairment charge of $4 million, a technology-related impairment of $2 million, and lease-related costs of $1 million. Amortization of intangibles from acquisitions of $1 million are included for the three months ended December 31, 2020 and 2019 and $6 million for the twelve months ended December 31, 2020 and 2019.
(e)    The three and twelve months ended December 31, 2020 includes Kensho retention related expense of $2 million and $12 million, respectively, and employee severance charges of $9 million and $19 million, respectively. The three and twelve months ended December 31, 2020 includes lease impairments of $116 million. The twelve months ended December 31, 2020 includes a gain on disposition of $4 million. The three and twelve months ended December 31, 2020 includes IHS Markit merger costs of $24 million. The three and twelve months ended December 31, 2019 includes Kensho retention related expense of $4 million and $21 million, respectively. The three and twelve months ended December 31, 2019 includes lease impairments of $6 million and $11 million, respectively, and employee severance charges of $1 million and $7 million, respectively. Additionally, amortization of intangibles from acquisitions of $7 million are included for the three months ended December 31, 2020 and 2019 and $26 million and $28 million for the twelve months ended December 31, 2020 and 2019, respectively.

Exhibit 5
S&P Global
Operating Results by Segment - Reported vs. Performance
Non-GAAP Financial Information
Periods ended December 31, 2020 and 2019
(dollars in millions, except per share amounts)

Adjusted Expenses

(unaudited)		Three Months			Twelve Months
		2020	2019	% Change	2020	2019	% Change

Ratings	Expenses	$416	$342	22%	$1,383	$1,323	5%
	Non-GAAP Adjustments (a)	(14)	—		(19)	(11)
	Deal-related amortization	(2)	—		(7)	(2)
	Adjusted expenses	$400	$342	17%	$1,357	$1,310	4%

Market Intelligence	Expenses	$422	$367	15%	$1,517	$1,393	9%
	Non-GAAP Adjustments (b)	(29)	(8)		(18)	13
	Deal-related amortization	(17)	(19)		(76)	(75)
	Adjusted expenses	$375	$340	10%	$1,423	$1,330	7%

Platts	Expenses	$123	$103	19%	$420	$387	8%
	Non-GAAP Adjustments (c)	(13)	—		(13)	26
	Deal-related amortization	(2)	(2)		(9)	(12)
	Adjusted expenses	$108	$101	7%	$398	$402	(1)%

Indices	Expenses	$94	$76	23%	$323	$286	13%
	Non-GAAP Adjustments (d)	(12)	—		(12)	—
	Deal-related amortization	(1)	(1)		(6)	(6)
	Adjusted expenses	$81	$75	8%	$306	$280	9%

Total segments	Expenses	$1,019	$855	19%	$3,506	$3,261	8%
	Non-GAAP Adjustments (a) (b) (c) (d)	(68)	(8)		(62)	27
	Deal-related amortization	(22)	(23)		(97)	(94)
	Adjusted expenses	$928	$824	13%	$3,347	$3,194	5%

Corporate Unallocated expense	Corporate Unallocated expense	$192	$62	N/M	$319	$212	50%
	Non-GAAP adjustments (e)	(150)	(10)		(166)	(39)
	Deal-related amortization	(7)	(7)		(26)	(28)
	Adjusted expenses	$35	$45	(21)%	$128	$145	(12)%

Total SPGI	Expenses	$1,211	$917	32%	$3,825	$3,473	10%
	Non-GAAP adjustments (a) (b) (c) (d) (e)	(218)	(19)		(228)	(12)
	Deal-related amortization	(29)	(30)		(123)	(122)
	Adjusted expenses	$964	$869	11%	$3,474	$3,339	4%

Exhibit 5

Adjusted Operating Profit

(unaudited)		Three Months			Twelve Months
		2020	2019	% Change	2020	2019	% Change

Ratings	Operating profit	$465	$478	(3)%	$2,223	$1,783	25%
	Non-GAAP adjustments (a)	14	—		19	11
	Deal-related amortization	2	—		7	2
	Adjusted operating profit	$481	$478	1%	$2,249	$1,796	25%

Market Intelligence	Operating profit	$120	$135	(11)%	$589	$566	4%
	Non-GAAP adjustments (b)	29	8		18	(13)
	Deal-related amortization	17	19		76	75
	Adjusted operating profit	$166	$162	2%	$683	$629	9%

Platts	Operating profit	$100	$110	(9)%	$458	$457	—%
	Non-GAAP adjustments (c)	13	—		13	(26)
	Deal-related amortization	2	2		9	12
	Adjusted operating profit	$115	$112	3%	$480	$443	8%

Indices	Operating profit	$163	$157	3%	$666	$632	5%
	Non-GAAP adjustments (d)	12	—		12	—
	Deal-related amortization	1	1		6	6
	Adjusted operating profit	$176	$159	11%	$684	$637	7%

Total Segments	Operating profit	$848	$880	(4)%	$3,936	$3,438	14%
	Non-GAAP adjustments (a) (b) (c) (d)	68	8		62	(27)
	Deal-related amortization	22	23		97	94
	Adjusted segment operating profit	$938	$911	3%	$4,095	$3,505	17%

Corporate Unallocated expense	Corporate Unallocated expense	$(192)	$(62)	N/M	$(319)	$(212)	50%
	Non-GAAP adjustments (e)	150	10		166	39
	Deal-related amortization	7	7		26	28
	Adjusted Corporate Unallocated expense	$(35)	$(45)	(22)%	$(128)	$(145)	(12)%

Total SPGI	Operating profit	$656	$818	(20)%	$3,617	$3,226	12%
	Non-GAAP adjustments (a) (b) (c) (d) (e)	218	19		228	12
	Deal-related amortization	29	30		123	122
	Adjusted operating profit	$903	$866	4%	$3,967	$3,360	18%

Adjusted Other (Income) Expense, net

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change

Other (income) expense, net	$(16)	$(6)	N/M	$(31)	$98	N/M
Non-GAAP adjustments (f)	—	—		(3)	(113)
Adjusted other income, net	$(16)	$(6)	N/M	$(34)	$(14)	N/M

Exhibit 5

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change

Provision for income taxes	$135	$146	(8)%	$694	$627	11%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	35	19		109	45
Deal-related amortization	7	7		29	29
Adjusted provision for income taxes	$176	$171	3%	$831	$702	18%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change

Adjusted operating profit	$903	$866	4%	$3,967	$3,360	18%
Adjusted other income, net	(16)	(6)		(34)	(14)
Interest expense, net	32	36		141	141
Adjusted income before taxes on income	886	836	6%	3,861	3,233	19%
Adjusted provision for income taxes	176	171		831	702
Adjusted effective tax rate [1]	19.9%	20.4%		21.5%	21.7%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2020		2019		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$454	$1.88	$541	$2.20	(16)%	(15)%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	178	0.74	57	0.23
Deal-related amortization	22	0.09	23	0.09
Adjusted	$654	$2.71	$621	$2.53	5%	7%

	Twelve Months
As reported	$2,339	$9.66	$2,123	$8.60	10%	12%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	397	1.64	136	0.55
Deal-related amortization	94	0.39	92	0.37
Adjusted	$2,830	$11.69	$2,352	$9.53	20%	23%

N/M - not meaningful
Note - Totals presented may not sum due to rounding.
Note - Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2020 include revenue of $1,867 million and $7,442 million, respectively, and adjusted total expense of $964 million and $3,474 million, respectively. Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2019 include revenue of $1,735 million and $6,699 million, respectively, and adjusted total expense of $869 million and $3,339 million, respectively.
Note - Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 55%, 31%, 52% and 68% for the three months ended December 31, 2020. Adjusted operating profit margin for the Company was 48% for the three months ended December 31, 2020. Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 62%, 32%, 55% and 69% for the twelve months ended December 31, 2020. Adjusted operating profit margin for the Company was 53% for the twelve months ended December 31, 2020. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The three and twelve months ended December 31, 2020 include a technology-related impairment charge of $5 million ($4 million after-tax) and $11 million ($8 million after-tax), respectively. The three and twelve months ended December 31, 2020 also includes lease-related costs of $5 million ($4 million after-tax) and employee severance charges of $4 million ($3 million after-tax). The twelve months ended December 31, 2019 includes employee severance charges of $11 million ($9 million after-tax).

Exhibit 5
(b)     The three and twelve months ended December 31, 2020 include employee severance charges of $26 million ($20 million after-tax) and $27 million ($21 million after-tax), respectively, and lease-related costs of $3 million ($2 million after-tax). The twelve months ended December 31, 2020 includes a gain on disposition of $12 million ($6 million after-tax). The three and twelve months ended December 31, 2019 includes employee severance charges of $4 million ($3 million after-tax) and $6 million ($4 million after-tax), respectively, and acquisition-related costs of $4 million ($3 million after-tax). As of July 1, 2019, we completed the sale of SPIAS and the results are included in Market Intelligence results through that date. The twelve months ended December 31, 2019 also includes a gain on the sale of SPIAS of $22 million ($12 million after-tax).
(c)     The three and twelve months ended December 31, 2020 includes employee severance charges of $11 million ($9 million after-tax) and lease-related costs of $2 million ($1 million after-tax). As of July 31, 2019, we completed the sale of RigData and the results are included in Platts results through that date. The twelve months ended December 31, 2019 includes a gain on the sale of RigData of $27 million ($26 million after-tax) and employee severance charges of $1 million ($1 million after-tax).
(d)     The three and twelve months ended December 31, 2020 includes employee severance charges of $5 million ($4 million after-tax), a lease impairment charge of $4 million ($3 million after-tax), a technology-related impairment of $2 million ($1 million after-tax), and lease-related costs of $1 million ($1 million after-tax).
(e)    The three and twelve months ended December 31, 2020 includes Kensho retention related expense of $2 million ($2 million after-tax) and $12 million ($9 million after-tax), respectively, and employee severance charges of $9 million ($7 million after-tax) and $19 million ($15 million after-tax), respectively. The three and twelve months ended December 31, 2020 includes lease impairments of $116 million ($89 million after-tax). The twelve months ended December 31, 2020 includes a gain on disposition of $4 million ($3 million after-tax). The three and twelve months ended December 31, 2020 includes IHS Markit merger costs of $24 million ($21 million after-tax). The three and twelve months ended December 31, 2019 includes Kensho retention related expense of $4 million ($3 million after-tax) and $21 million ($16 million after-tax), respectively. The three and twelve months ended December 31, 2019 includes lease impairments of $6 million ($4 million after-tax) and $11 million ($8 million after-tax), respectively, and employee severance charges of $1 million ($1 million after-tax) and $7 million ($6 million after-tax), respectively.
(f)     The twelve months ended December 31, 2020 includes a pension related charge of $3 million ($2 million after-tax). The twelve months ended December 31, 2019 includes a pension related charge of $113 million ($85 million after-tax).
(g)    The three and twelve months ended December 31, 2020 include $4 million of tax benefit related to prior year divestitures. The twelve months ended December 31, 2020 includes a loss on the extinguishment of debt of $279 million ($223 million after-tax). The three and twelve months ended December 31, 2019 include costs associated with early repayment of our Senior Notes of $57 million ($43 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Periods ended December 31, 2020 and 2019
(dollars in millions)
Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
	Three Months
Non-Subscription / Transaction (a)	$430	$429	—%	$16	$14	9%	$2	$3	(33)%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	451	391	15%	—	—	N/M	—	—	N/M	—	—	N/M	(36)	(33)	(7)%
Subscription (c)	—	—	N/M	526	488	8%	207	195	6%	46	43	7%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	—	N/M	—	—	N/M	179	159	12%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	14	15	(5)%	32	31	3%	—	—	N/M
Total revenue	$881	$820	7%	$542	$502	8%	$223	$213	5%	$257	$233	10%	$(36)	$(33)	(7)%

	Twelve Months
Non-Subscription / Transaction (a)	$1,977	$1,577	25%	$55	$45	21%	$7	$10	(39)%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	1,629	1,529	7%	—	—	N/M	—	—	N/M	—	—	N/M	(137)	(128)	(7)%
Subscription (c)	—	—	N/M	2,050	1,904	8%	809	774	5%	177	165	8%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	1	10	(92)%	—	—	N/M	647	613	5%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	62	60	3%	165	140	18%	—	—	N/M
Total revenue	$3,606	$3,106	16%	$2,106	$1,959	8%	$878	$844	4%	$989	$918	8%	$(137)	$(128)	(7)%

N/M - not meaningful
(a)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.
(b)     Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $33 million and $128 million for the three and twelve months ended December 31, 2020, respectively, and $31 million and $118 million for the three and twelve months ended December 31, 2019, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(c)    Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.
(d)    Asset-linked fees primarily is related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Exhibit 6
Revenue by Geographic Area

(unaudited)	U.S.			International
	2020	2019	% Change	2020	2019	% Change

	Three Months
Ratings	$510	$436	17%	$371	$384	(3)%
Market Intelligence	348	316	10%	194	186	5%
Platts	71	70	2%	152	143	6%
Indices	207	191	9%	50	42	16%
Intersegment elimination	(17)	(15)	11%	(19)	(18)	4%
Total revenue	$1,119	$998	12%	$748	$737	1%

	Twelve Months
Ratings	$2,110	$1,745	21%	$1,496	$1,361	10%
Market Intelligence	1,355	1,240	9%	751	719	5%
Platts	283	281	—%	595	563	6%
Indices	826	772	7%	163	146	12%
Intersegment elimination	(70)	(62)	13%	(67)	(66)	2%
Total revenue	$4,504	$3,976	13%	$2,938	$2,723	8%

.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Periods ended December 31, 2020 and 2019
(dollars in millions)
Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Twelve Months
	2020	2019
Cash provided by operating activities	$3,567	$2,776
Capital expenditures	(76)	(115)
Distributions to noncontrolling interest holders, net	(194)	(143)
Free cash flow	$3,297	$2,518
Settlement of prior-year tax audits	—	51
Tax on gain from sale of SPIAS and RigData	—	13
Payment of legal settlements	—	1
Free cash flow excluding above items	$3,297	$2,583

 S&P Global Organic Revenue

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Total revenue	$1,867	$1,735	8%	$7,442	$6,699	11%
Ratings acquisitions	(19)	—		(35)	—
Market Intelligence acquisition and divestitures	(11)	(6)		(41)	(24)
Platts acquisitions and divestiture	—	—		(1)	(6)
Total adjusted revenue	$1,837	$1,729	6%	$7,365	$6,669	10%

Organic revenue constant currency basis	$1,823	$1,729	5%	$7,356	$6,669	10%

Ratings Organic Revenue

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Ratings revenue	$881	$820	7%	$3,606	$3,106	16%
Acquisitions	(19)	—		(35)	—
Adjusted Ratings revenue	$862	$820	5%	$3,571	$3,106	15%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Market Intelligence revenue	$542	$502	8%	$2,106	$1,959	8%
Acquisition and divestitures	(11)	(6)		(41)	(24)
Adjusted Market Intelligence revenue	$531	$496	7%	$2,065	$1,935	7%

Platts Organic Revenue

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Platts revenue	$223	$213	5%	$878	$844	4%
Acquisitions and divestiture	—	—		(1)	(6)
Adjusted Platts revenue	$223	$213	5%	$877	$838	4%

Indices Organic Revenue

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Indices revenue	$257	$233	10%	$989	$918	8%
Acquisitions and divestitures	—	—		—	—
Adjusted Indices revenue	$257	$233	10%	$989	$918	8%

Exhibit 7

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Adjusted operating profit	$176	$159	11%	$684	$637	7%
Less: income attributable to NCI	45	42		181	170
Adjusted Net Operating Profit	$131	$117	12%	$503	$467	7%